BDO in PUERTO RICO 1302 Ponce De Leon Ave. 1ST Floor San Juan, Puerto Rico 00907 Tel: 787-754-3999 Fax: 787-754-3105 www.bdopr.com

Consent of Independent Registered Public Accounting Firm

Atlas U.S. Tactical Income Fund, Inc.

Buchanan Office Center

Suite 201 Rd. 165 No. 40

Guyanabo PR 00968

We hereby consent to the incorporation by reference in the Pre-Effective Amendment to the Registration Statement on Form N-1A our report dated December 16, 2020, relating to the financial statements and financial highlights of Atlas U.S. Tactical Income Fund, Inc. (the “Fund”) as of and for the year ended September 30, 2020. Such financial statements appear in the Fund’s Statement of Additional Information.

/s/ BDO Puerto Rico, PSC

BDO Puerto Rico, PSC

San Juan, Puerto Rico

June 16, 2021

Certified Public Accountants

(of Puerto Rico)

License No. 53 expires December 1, 2021